Exhibit 99.1

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully review the risks and uncertainties described below, as updated by any other document that we subsequently file with the Securities and Exchange Commission (the “SEC”). The risks described in this document are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Our business currently depends entirely on the success of JUXTAPID™ (lomitapide) Capsules (“JUXTAPID”). We may not be able to successfully commercialize JUXTAPID, to meet expectations with respect to sales of JUXTAPID and revenues from such sales or to attain profitability or positive cash flow from operations in the time periods we anticipate, or at all.

Our business currently depends entirely on the successful development and commercialization of our first product, JUXTAPID. In December 2012, the United States (“U.S.”) Food and Drug Administration (“FDA”) approved JUXTAPID in the U.S. as an adjunct to a low-fat diet and other lipid-lowering treatments, including low-density lipoprotein (“LDL”) apheresis where available, to reduce low-density lipoprotein cholesterol (“LDL-C”), total cholesterol (“TC”), apolipoprotein B (“apo B”) and non-high-density lipoprotein cholesterol (“non-HDL-C”) in patients with homozygous familial hypercholesterolemia (“HoFH”). We anticipate launching JUXTAPID in the U.S. in late January 2013. We have submitted a Marketing Authorization Application (“MAA”) for approval to market JUXTAPID in the European Union (“E.U.”) for a similar indication. We also expect to file for marketing approval in certain other countries where in light of the potential size of the market and other relevant commercial and regulatory factors it makes business sense to do so. We have not yet generated any revenue from the sale of JUXTAPID. Our ability to meet expectations with respect to sales of JUXTAPID and revenues from such sales, and to attain profitability and positive cash flow from operations, in the time periods we anticipate, or at all, will depend on a number of factors, including the following:

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our ability to successfully complete processing and packaging of the first batch of our finished 5 mg, 10 mg and 20 mg strengths of drug product in order to have JUXTAPID available for commercial launch when we anticipate, and to complete drug product validation with respect to each of the strengths of product on a timely basis;

•	our ability to gain market acceptance of JUXTAPID;

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the degree to which physicians and patients determine that the safety and side effect profile of JUXTAPID are manageable, and that the benefits of JUXTAPID in reducing LDL-C levels outweigh the risks, including those risks set forth in the boxed warning for JUXTAPID, which cites the risk of liver toxicity;

•	the prevalence of HoFH being significantly higher than the historically reported rate of one person in one million, and more consistent with management’s estimates;

•	a safety and side effect profile for JUXTAPID in commercial use that is not less manageable than that seen in our pivotal trial;

•	the degree to which patients comply with the dosing and dietary restrictions for JUXTAPID contained in the product label;

•	the fact that JUXTAPID is to be used as a chronic therapy and the long-term ability of patients who use JUXTAPID as a chronic therapy to tolerate the drug and stay on medication;

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the willingness of insurance companies, managed care organizations and other companies or government entities that provide reimbursement for medical costs to provide reimbursement for JUXTAPID at the prices at which we currently anticipate offering JUXTAPID without requiring genotyping or imposing any additional major hurdles to access JUXTAPID;

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the degree to which physicians are willing to be certified under our JUXTAPID Risk Evaluation and Mitigation Strategy (“REMS”) program, and to comply with the requirements of the REMS in prescribing JUXTAPID;

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the level of acceptance by physicians of the efficacy data from our pivotal trial, which is based on the surrogate endpoints of LDL-C lowering, and which was not designed to show clinical outcome data as to the effect of the LDL-C lowering on cardiac outcomes in HoFH patients;

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our ability to be able to sell JUXTAPID on a named patient sales basis or through an equivalent mechanism in certain countries where such sales are permitted based on U.S. approval, and where such activities are commercially attractive;

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our ability to gain approval of JUXTAPID outside the U.S. without restrictions that are substantially more onerous or manufacturing specifications that are more difficult to consistently achieve than those imposed in the U.S.;

•	our ability to successfully gain approval of JUXTAPID in pediatric and adolescent patients, and to generate revenues from sales in the pediatric and adolescent indications;

•	our ability to obtain patent term extension on our composition of matter patent, and other forms of data and marketing exclusivity in the U.S. and in key markets outside the U.S.; and

•	our ability to execute successfully on our commercial launch plan and other key activities, and the level of cost required to conduct such activities.

We must complete processing and packaging of the first batch of finished drug product in order to have JUXTAPID available for commercial launch at the end of January 2013, and to complete validation with respect to all three strengths of product on a timely basis.

Validation of the manufacturing process for JUXTAPID drug substance has been completed. We are in the process of validating the manufacturing process for JUXTAPID drug product. With respect to JUXTAPID drug product, the FDA has permitted us to conduct concurrent validation of each strength of our JUXTAPID drug product which allows for the concurrent release and commercial distribution of each successful validation batch once completed. We expect to complete processing and packaging of the first batch of the first strength of JUXTAPID by mid-January 2013, with the goal of having product available for distribution at the time of launch in late January. If the first batch of our finished drug product fails to meet specifications or to have been manufactured in accordance with current Good Manufacturing Practices (“cGMP”), we will be delayed in having material available for commercial launch. Even if we are successful in completion of processing of our first batch of drug product, if we are unable to reproducibly, in three consecutive batches, meet the specifications for drug product contained in the new drug application (“NDA”) for JUXTAPID that was approved by the FDA, we may have to manufacture additional validation batches of drug product which may, depending on the timing of such events if they were to occur, result in a delay in having product available for commercial distribution, and we may incur significant additional costs in connection with such activities. Any delay or technical hurdle in our validation work may impact the availability of product, and may result in additional expense.

We may not be able to gain market acceptance for JUXTAPID.

The commercial success of JUXTAPID will depend upon the acceptance of the product by the medical community, including physicians, patients and healthcare payers.

Some physicians and patients may determine that the benefits of JUXTAPID in reducing LDL-C levels do not outweigh the risks, including those risks set forth in the boxed warning for JUXTAPID. The boxed warning for JUXTAPID warns physicians that JUXTAPID can cause hepatotoxicity as manifested by elevations in transaminases and increases in hepatic fat, and that physicians are recommended to measure alanine aminotransferase (“ALT”), aspartate aminotransferase (“AST”), alkaline phosphatase, and total bilirubin before initiating treatment and then ALT and AST regularly during treatment.

Because of the risk of liver toxicity, JUXTAPID is available only through the REMS program. We will certify all qualified healthcare providers who prescribe JUXTAPID and the pharmacies that will dispense the medicine. The goals of the REMS program are:

•	to educate prescribers about the risk of hepatotoxicity associated with the use of JUXTAPID and the need to monitor patients during treatment with JUXTAPID as per product labeling; and

•	to restrict access to therapy with JUXTAPID to patients with a clinical or laboratory diagnosis consistent with HoFH.

During the first year of treatment, the physician must conduct a liver-related test prior to each increase in dose or monthly, whichever occurs first. After the first year, physicians are required to perform these tests every three months and before increases in dose.

Physicians may be hesitant to prescribe JUXTAPID, and patients may be hesitant to take JUXTAPID, because of the boxed warning, the requirements for liver testing or the existence of the REMS program. There are also a number of additional contraindications and warnings in the prescribing information that could limit the market acceptance of JUXTAPID. For example, gastrointestinal (“GI”) adverse reactions are common with JUXTAPID, occurring in 27 out of 29 patients in our pivotal trial. We expect that GI events may lead to treatment discontinuation in some patients. To reduce the risk of GI adverse reactions, patients should adhere to a low-fat diet supplying less than 20% of calories from fat and the dosage of JUXTAPID should be increased gradually. Patients on JUXTAPID are also advised not to consume more than one alcoholic drink per day. These requirements may make it more difficult for a patient to decide to begin therapy or to stay on therapy.

The degree of market acceptance of JUXTAPID will also depend on a number of other factors, including:

•	physicians’ views as to the scope of the approved indication and limitations on use and warnings and precautions contained in JUXTAPID’s approved labeling;

•	the availability, efficacy and safety of competitive therapies;

•	pricing and the perception of physicians and payers as to cost effectiveness;

•	the existence of sufficient third-party coverage or reimbursement; and

•	the effectiveness of our sales, marketing and distribution strategies.

If we are not able to achieve a high degree of market acceptance of JUXTAPID in the treatment of HoFH, we may not be able to achieve our revenue goals or other financial goals or to achieve profitability or cash-flow break-even in the time periods we expect, or at all.

The number of patients suffering from HoFH is small, and has not been established with precision. We believe that the patient population is significantly larger than the reported prevalence indicates, but our assumptions and estimates may be wrong. If the actual number of patients is smaller than we estimate or if any approval outside the U.S. is based on a narrower definition of these patient populations, our revenue and ability to achieve profitability and cash-flow break-even will be adversely affected, possibly materially.

There is no patient registry or other method of establishing with precision the actual number of patients with HoFH in any geography. Medical literature has historically reported the prevalence rate of genotypic HoFH as one person in a million. However, we believe that the prevalence rate of HoFH is higher. The historically reported definition of HoFH used a narrow genotypic definition of HoFH. At the time the rate was first reported, many of the genetic mutations leading to defects in LDL-receptor function were not characterized, and some mutations remain uncharacterized even today. In addition, many physicians use a broader definition of HoFH that includes patients diagnosed through phenotypic criteria. In 2010, we commissioned an independent consultant in the healthcare industry to prepare a commercial assessment of the HoFH market for us. In its report, this consultant estimated that the total number of patients likely to seek treatment with symptoms, signs or laboratory findings consistent with HoFH in each of the U.S. and the E.U. is approximately 3,000 patients. This consultant’s estimates, however, included a segment of severe heterozygous familial hypercholesterolemia (“HeFH”) patients whose levels of LDL-C are not controlled by current therapies. These patients may be phenotypically indistinct from HoFH patients. JUXTAPID is indicated solely for HoFH. Our prescribing information specifies that the safety and effectiveness of JUXTAPID have not been established in patients with hypercholesterolemia who do not have HoFH. We are not permitted to promote JUXTAPID for any indication other than HoFH. In addition, as part of the prescriber authorization form under our REMS program in the U.S., the prescriber must affirm that the patient has a clinical or laboratory diagnosis consistent with HoFH. We do not know how many patients will be determined to have a clinical or laboratory diagnosis consistent with HoFH, and there is no generally accepted and referenced definition of HoFH matching these criteria. However, rare diseases are often found to have a higher than expected prevalence rate once the first product available to treat the disease is introduced. We expect this may also be true for HoFH. As a result, we believe that, even if we exclude the patients who have a clinical phenotype consistent with HoFH, but as to whom the prescriber cannot conclude and affirm that the patient has a clinical or laboratory diagnosis consistent with HoFH, there still may be as many as 3,000 HoFH patients in the U.S. based on our belief that the base prevalence rate may be higher than our consultant estimated. There is no guarantee that our assumptions and beliefs are correct. The number of patients with HoFH could actually be significantly lower than we expect, and could be closer to the historically reported rates than to our estimate of 3,000 patients. Ultimately the actual size of the total addressable market in the U.S. will be determined only after we have substantial commercial history selling JUXTAPID and we are able to assess how it is being used clinically. We believe that the prevalence rate in the E.U. is likely to be consistent with the prevalence rate in the U.S. However, the total addressable HoFH market in the E.U. will depend ultimately on whether the European Medicines Agency (“EMA”) requires a genetic diagnosis or imposes other narrow diagnosis criteria. If the total addressable market in the U.S. and the E.U. is lower than we expect, then it may be more difficult for us to generate revenues and to achieve or maintain profitability.

We have studied JUXTAPID initially for the treatment of patients with HoFH who are 18 years of age or older. The label for JUXTAPID in the U.S. specifies that the safety and effectiveness of JUXTAPID have not been established in pediatric patients. We have a post-marketing commitment to the FDA to conduct a juvenile toxicology study in rodents prior to initiating a clinical study of JUXTAPID in pediatric and adolescent patients. The juvenile animal toxicology study will seek to ascertain the impact, if any, of JUXTAPID on growth and development. If the results of the juvenile animal toxicology study support proceeding forward, we plan to conduct a clinical trial of JUXTAPID for the treatment of pediatric and adolescent HoFH patients. There is no guarantee that the results of the juvenile animal toxicology study will justify proceeding to a study of JUXTAPID in pediatric and adolescent patients. Even if we conduct a study in pediatric and adolescent patients, we may not be able to show, to the satisfaction of the FDA or EMA or regulatory authorities in other countries, that JUXTAPID is safe and effective in pediatric and adolescent patients, and we may never receive approval for this indication. Additionally, while the Paediatric Committee of the EMA (“PDCO”) previously issued a positive opinion on our Pediatric Investigation Plan for JUXTAPID, the PDCO opinion requires that, prior to initiation of a pediatric study, the data on JUXTAPID generated in the adult HoFH population must be evaluated by the Committee for Medicinal Products for Human Use (“CHMP”) of the EMA, and a positive conclusion on the benefit/risk balance and therapeutic benefit must be found, at which point the pediatric study will be reevaluated by PDCO and it may determine that the pediatric study should not proceed in the E.U. The lack of approval to market JUXTAPID for the pediatric and adolescent HoFH population will limit our product revenue potential, and may make it more difficult for us to achieve or maintain profitability.

We do not have regulatory approval for commercial distribution of JUXTAPID outside the U.S.

We are not permitted to market or sell JUXTAPID in the E.U. or in any other countries outside the U.S. on a commercial basis until we receive the requisite approval from such countries. In order to market any product outside of the U.S., we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, pricing and distribution of the product. Approval procedures vary among countries, and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. In particular, in many countries outside the U.S., it is required that a product receives pricing and reimbursement approval before the product can be commercialized. This can result in substantial delays in such countries, and the price that is ultimately approved may be lower than the price for which we expect to offer JUXTAPID.

Marketing approval in one country does not ensure marketing approval in another, but a failure or delay in obtaining marketing approval in one country may have a negative effect on the regulatory or marketing approval process in others. Failure to obtain marketing approval in other countries or any delay or setback in obtaining such approval would impair our ability to develop foreign markets for JUXTAPID. Similarly, any significant differences between the requirements imposed by the FDA and the EMA with respect to regulatory approval of JUXTAPID might delay approval or launch in the E.U. Any such differences may reduce our target market and delay or limit the full commercial potential of JUXTAPID. Many countries are undertaking cost-containment measures that could affect pricing or reimbursement of JUXTAPID.

Obtaining approval of an MAA or any other filing for approval in a foreign country is an extensive, lengthy, expensive and uncertain process, and the regulatory authority may reject a filing or delay, limit or deny approval of JUXTAPID for many reasons, including:

•	we may not be able to demonstrate to the satisfaction of regulatory authorities outside the U.S. that JUXTAPID is safe and effective for any indication;

•	the results of clinical trials may not meet the level of statistical significance or clinical significance required by regulatory authorities outside the U.S. for approval;

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regulatory authorities outside the U.S. may disagree with the number, design, size, conduct or implementation of our clinical trials, including the use of LDL-C lowering as a surrogate endpoint without any data on clinical outcomes;

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regulatory authorities may not find the data from preclinical studies and clinical trials sufficient to demonstrate that JUXTAPID’s clinical and other benefits outweigh its safety risks; or such regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials and require that we conduct one or more additional trials;

•	regulatory authorities outside the U.S. may not accept data generated at our clinical trial sites;

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regulatory authorities outside the U.S. may require additional preclinical or clinical studies or other data prior to granting approval, and we may not be able to generate the required data on a timely basis, or at all;

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regulatory authorities outside the U.S. may impose limitations on the approved labeling of JUXTAPID, such as requiring a genetic diagnosis or otherwise narrowing the diagnosis criteria for HoFH thus limiting intended users or providing an additional hurdle for market acceptance of the product;

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regulatory authorities outside the U.S. may require a more onerous risk mitigation and management plan than the REMS program we have in place in the U.S., as a condition of approval, may not approve JUXTAPID because the regulator’s legal mandate does not permit them to impose a REMS-like program or may otherwise disagree with our proposals to address risk mitigation and management;

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regulatory authorities outside the U.S. may identify deficiencies in the manufacturing processes or in the facilities of our third-party contract manufacturers, or may require us to manufacture additional registration batches or change our manufacturing process or specifications;

•	we may not be able to validate our manufacturing process to the satisfaction of regulatory authorities outside the U.S.; or

•	regulatory authorities outside the U.S. may change approval policies or adopt new regulations.

It is possible that the EMA or other regulatory authorities outside the U.S. may not consider the data from our pivotal Phase 3 clinical trial of JUXTAPID in patients with HoFH to be sufficient for approval of JUXTAPID for this indication, or may not consider LDL-C lowering alone sufficient for approval without demonstrating a beneficial effect on a clinical outcome. It is possible that the EMA or other regulatory authorities outside the U.S. may not agree with our assessment that certain changes made to JUXTAPID’s physical parameters and specifications as compared to the material used in the pivotal trial are not clinically meaningful. If the EMA or other regulatory authorities require additional studies or trials or changes to specifications, we would incur increased costs and delays in the marketing approval process. For example, Japanese regulatory authorities have required us to conduct two studies prior to our submission of an application for marketing authorization for JUXTAPID in Japan: a Phase 1 bridging study of the pharmacokinetic and pharmacodynamic (“PK/PD”) properties of JUXTAPID in Japanese and Caucasian patients, and, following the outcome of that PK/PD study, a small therapeutic study of JUXTAPID in Japanese HoFH patients. The results of the PK/PD study may show that there are differences in the pharmacokinetic or pharmacodynamic effects of JUXTAPID in Japanese and Caucasian patients which may cause us to have to develop a new dose strength for Japanese patients and/or to change the dosing schedule. Any additional work to refine dosing for Japanese patients as a result of the PK/PD study would likely delay the start of the small clinical study in HoFH patients in Japan. There is no assurance that we will be successful in our efforts to generate the data we need to submit a marketing authorization application in Japan or to achieve regulatory approval in Japan on a reasonable timeline, or at all.

In certain countries where permitted based on U.S. approval of JUXTAPID, we plan to make JUXTAPID available on a named patient sales basis. There is no assurance that this mechanism will be available in any particular country, or that we will pursue such activity even if permitted to do so in a particular country. Even if named patient sales or their equivalent sales are permitted in a certain country and we elect to make JUXTAPID available on such basis in such country, there is no guarantee that the country will pay for the product or that we will generate sales or substantial revenue from such sales, if any. There may also be countries where we choose to make JUXTAPID available at no cost prior to approval in such country.

As a result of the side effects observed in the Phase 3 clinical study and other clinical and preclinical studies of JUXTAPID, the prescribing information for JUXTAPID in the U.S. contains a boxed warning, significant limitations on use and other important warning and precautions, and the distribution of JUXTAPID is subject to a REMS program as a result of concerns over liver toxicity. JUXTAPID may continue to cause such side effects or have other properties that could delay or prevent its marketing approval in territories outside the U.S. or result in adverse limitations in any approved labeling in the U.S. or in such other territories.

JUXTAPID contains a boxed warning in the U.S. citing the risk of liver toxicity. JUXTAPID can cause elevations in transaminases. In our pivotal trial, 10 of the 29 patients (34%) treated with JUXTAPID had at least one elevation in ALT or AST ≥ 3x upper limit of normal (“ULN”). There were no concomitant clinically meaningful elevations of total bilirubin, international normalized ratio (“INR”), or alkaline phosphatase. JUXTAPID also has been shown to increase hepatic fat, with or without concomitant increases in transaminases. The median absolute increase in hepatic fat during the pivotal trial was 6% after both 26 and 78 weeks of treatment, from 1% at baseline, measured by magnetic resonance spectroscopy. Hepatic steatosis associated with JUXTAPID treatment may be a risk factor for progressive liver disease, including steatohepatitis and cirrhosis.

The most common adverse reactions in our pivotal trial of JUXTAPID were gastrointestinal, reported by 27 of 29 patients (93%). Adverse reactions reported by ≥8 patients (28%) in the HoFH clinical trial included diarrhea, nausea, vomiting, dyspepsia and abdominal pain. Other common adverse reactions, reported by five to seven (17-24%) patients, included weight loss, abdominal discomfort, abdominal distension, constipation, flatulence, increased ALT, chest pain, influenza, nasopharyngitis and fatigue.

In a two-year dietary carcinogenicity study of JUXTAPID in mice, statistically significant increased incidences of tumors in the small intestine and liver were observed. The relationship of these findings in mice is uncertain with regard to human safety for a number of reasons, including the fact that they did not occur in a dose-related manner, and liver tumors are common spontaneous findings in the strain of mice used in this study. In a two-year oral carcinogenicity study of JUXTAPID in rats, there were no statistically significant increases in the incidences of any tumors, but there can be no assurance that long-term usage of JUXTAPID in humans will not be determined to cause an increase in tumors.

As part of our post-marketing commitment to the FDA, we will conduct an observational cohort study to generate more data on the long-term safety profile of JUXTAPID, the patterns of use and compliance and the long-term effectiveness of controlling LDL-C levels. The patient registry study will have a target enrollment of 300 HoFH patients worldwide. In the study, investigators will follow each patient for a period of 10 years to track malignancies, teratogenicity and hepatic effects.

As part of our observational cohort study or in the conduct of additional clinical studies or in post-marketing surveillance, we or others may identify additional safety information on known side effects or new undesirable side effects caused by JUXTAPID, and, in that event, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may suspend or withdraw their approval of JUXTAPID;

•	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications or distribution and use restrictions;

•	regulatory authorities may require us to issue specific communications to healthcare professionals, such as “Dear Doctor” letters;

•	regulatory authorities may issue negative publicity regarding JUXTAPID, including safety communications;

•	we may be required to change the way JUXTAPID is administered, conduct additional preclinical studies or clinical trials or restrict the distribution or use of JUXTAPID;

•	we could be sued and held liable for harm caused to patients;

•	the regulatory authorities may amend the REMS; and

•	our reputation may suffer.

As part of the development of the commercial manufacturing process, we tightened specifications for drug substance such that the commercial drug substance differs from the material used in our Phase 3 trial in certain physical parameters and specifications that we do not believe are clinically meaningful. While we do not expect the changes to have any efficacy or safety consequences, there is the risk that we may see unexpected differences in the type or severity of side effects with the commercial product.

Any known safety concerns for JUXTAPID or any unknown safety issues that may develop could prevent us from achieving or maintaining market acceptance of JUXTAPID and our financial goals, and could adversely affect our ability to obtain approval of JUXTAPID outside the U.S.

We currently depend on a single third-party manufacturer to produce our JUXTAPID drug substance and a different third-party manufacturer to produce our drug product. This may increase the risk that we will not have sufficient quantities of JUXTAPID or such quantities at an acceptable cost, which could delay, prevent or impair our clinical development and commercialization of JUXTAPID.

We currently have no manufacturing facilities and limited personnel with manufacturing experience. We rely on a contract manufacturer to produce drug substance for JUXTAPID and another contract manufacturer for drug product for our clinical trials and for commercial supplies. We have entered into a long-term commercial supply agreement for JUXTAPID drug substance and drug product. We do not have any agreements or arrangements in place for redundant supply or a second source for JUXTAPID drug substance or drug product. Any performance failure on the part of our existing or future manufacturers could delay further clinical development or marketing approval of JUXTAPID in countries and territories outside the U.S. or commercialization of JUXTAPID in the U.S. If for some reason either of our current contract manufacturers cannot perform as agreed, we may be required to replace that manufacturer. Although we believe there are a number of potential replacements that could manufacture the clinical and commercial supply of JUXTAPID drug substance or drug product, we may incur added costs and delays in identifying and qualifying any such replacements. Furthermore, although we generally do not begin a clinical trial unless we have a sufficient supply of a product candidate for the trial, any significant delay in the supply of a product candidate for an ongoing trial due to the need to replace a third-party manufacturer could delay completion of the trial.

We have not previously manufactured commercial supplies of JUXTAPID and will rely on our contract manufacturers to utilize processes that consistently produce drug substance and drug product to their required specifications, including those imposed by the FDA and other regulatory authorities. There can be no assurance that our contractors will consistently be able to produce commercial supplies meeting the same standards, including with respect to the stability of the drug substance or drug product, as our pre-commercial supplies of drug substance or drug product.

If we are unable to arrange for third-party manufacturing, or are unable to do so on commercially reasonable terms, we may not be able to successfully market JUXTAPID or complete development of JUXTAPID. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured JUXTAPID ourselves, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control; and

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the possibility of termination or nonrenewal of the agreement by the third party (including merger and acquisition activity, bankruptcy filing, and strategic shifts), based on its own business priorities, at a time that is costly or damaging to us.

In addition, the FDA and other regulatory authorities require that product candidates and drug products be manufactured according to cGMP. Any failure by our third-party manufacturers to comply with cGMP could lead to a shortage of JUXTAPID. In addition, such failure could be the basis for action by the FDA or EMA to withdraw approvals previously granted to us and for other regulatory action, including seizure, injunction or other civil or criminal penalties.

JUXTAPID and any other product candidate that we develop may compete with other products and product candidates for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that are both capable of manufacturing for us and willing to do so. If we need to find another source of drug substance or drug product for JUXTAPID, we may not be able to identify, or reach agreement with, commercial-scale manufacturers on commercially reasonably terms, or at all. If we are unable to do so, we will need to develop our own commercial-scale manufacturing capabilities, which would: impact commercialization of JUXTAPID in the U.S. and other territories and countries where it may be approved; require a capital investment by us that could be quite costly; and increase our operating expenses.

If our existing third-party manufacturers, or the third parties that we engage in the future to manufacture a product for commercial sale or for our clinical trials, should cease to continue to do so for any reason, we likely would experience significant delays in obtaining sufficient quantities of product for us to meet commercial demand or to advance our clinical trials while we identify and qualify replacement suppliers. If for any reason we are unable to obtain adequate supplies of JUXTAPID or any other product candidate that we develop, or the drug substances used to manufacture it, it will be more difficult for us to compete effectively, generate revenue, and further develop our products. In addition, if we are unable to assure a sufficient quantity of the drug for patients with rare diseases or conditions, we may lose any orphan drug exclusivity to which the product otherwise would be entitled.

Our market is subject to intense competition. If we are unable to compete effectively, JUXTAPID or any other product candidate that we develop may be rendered noncompetitive or obsolete.

Our industry is highly competitive and subject to rapid and significant technological change. Our potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical and generic drug companies, academic institutions, government agencies and research institutions. All of these competitors currently engage in, have engaged in or may engage in the future in the development, manufacturing, marketing and commercialization of new pharmaceuticals, some of which may compete with JUXTAPID or other product candidates. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Key competitive factors affecting the commercial success of JUXTAPID and any other product candidates that we develop are likely to be efficacy, safety and tolerability profile, reliability, convenience of dosing, price and reimbursement.

The market for lipid lowering therapeutics is large and competitive with many applicable drug classes. However, JUXTAPID will be focused, at least initially, on HoFH, a niche orphan market where JUXTAPID will be positioned for use in combination with existing approved therapies, such as statins, to provide incremental efficacy in this currently underserved patient population. We believe that JUXTAPID will face distinct competition for the treatment of HoFH. Although there are no other MTP-I compounds currently approved by the FDA for the treatment of hyperlipidemia, we are aware of other MTP-I compounds in early stage clinical trials, and of other pharmaceutical companies that are developing the following product candidates that may compete with JUXTAPID in the treatment of HoFH:

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KynamroTM (mipomersen sodium) (“Kynamro”) — Isis Pharmaceuticals, Inc. (“Isis”) and its collaboration partner, Genzyme Corporation (“Genzyme”) now part of Sanofi-Aventis (“Sanofi”) are developing an antisense apolipoprotein B-100 inhibitor, Kynamro, as a weekly subcutaneous injection for lowering high cholesterol, LDL-C and apo B. Isis and Genzyme have completed four Phase 3 clinical trials for this product candidate. Genzyme submitted an MAA to the EMA in July 2011 seeking approval of Kynamro for the treatment of HoFH and severe HeFH in the E.U. In December 2012, the CHMP of the EMA recommended that Kynamro not be approved for use in Europe. Genzyme submitted an NDA to the FDA in March 2012 seeking approval for Kynamro for the treatment of HoFH in the U.S. In October 2012, the Endocrinologic and Metabolic Drugs Advisory Committee reviewed the NDA for Kynamro and voted 9-6 that Genzyme had provided sufficient safety and efficacy data to support the marketing of Kynamro for the treatment of patients with HoFH and the Prescription Drug User Fee Act date for the FDA’s final decision is January 29, 2013.

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PCSK9 Defects — Several companies, including Regeneron Pharmaceuticals, Inc. (“Regeneron”), in collaboration with Sanofi, Roche Holding AG, Amgen Inc. (“Amgen”) and Alnylam Pharmaceuticals, Inc., are developing molecules that attempt to mimic the impact observed in patients with defects in their PCSK9 gene. Such patients have lower LDL-C levels and an observed reduction in cardiovascular events, and some believe that medicines that duplicate this behavior may effectively reduce LDL-C levels with a similar benefit. In 2011, Regeneron and Sanofi announced positive results from Phase 2 clinical trials of its anti-PCSK9 antibody in patients with HeFH and primary hypercholesterolemia. In July 2012, Regeneron and Sanofi announced commencement of patient enrollment for a 22,000 patient Phase 3 clinical program to evaluate its anti-PCSK9 antibody in several patient populations, including those with HeFH and primary hypercholesterolemia. Amgen is also conducting a clinical trial of its anti-PCSK9 antibody in multiple patient populations, including HoFH patients. We expect that some HoFH patients who might otherwise be candidates for treatment with JUXTAPID will be committed to clinical studies of anti-PCSK9 antibodies. Given the rarity of HoFH, this may make it more difficult for us to generate revenues and achieve profitability. Regeneron and Sanofi have indicated that their PCSK-9 product could receive approval as early as 2015.

If Genzyme and Isis obtain marketing approval of Kynamro for the treatment of patients with HoFH in the U.S., JUXTAPID would compete in the same market with Kynamro. If Isis and Genzyme obtain marketing approval of Kynamro for the treatment of patients with HoFH in any country prior to us, they could obtain a competitive advantage associated with being the first to market. In connection with obtaining marketing approval for Kynamro, Isis and Genzyme will also obtain orphan drug exclusivity for Kynamro, but we do not believe that orphan drug exclusivity for Kynamro would have an adverse effect on our ability to market JUXTAPID, as Kynamro and JUXTAPID are different drugs under FDA rules, and any exclusivity applicable to either drug will not apply to the other drug. Thus, because Kynamro is a different drug than JUXTAPID, we can maintain orphan drug exclusivity for JUXTAPID even if Isis and Genzyme have already obtained orphan drug exclusivity for Kynamro. Similarly, Isis and Genzyme could obtain both approval and orphan drug exclusivity for Kynamro even if we have already obtained orphan drug exclusivity for JUXTAPID.

Many of our potential competitors have substantially greater financial, technical and human resources than we do, and significantly greater experience in the discovery and development of drug candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Accordingly, our competitors may be more successful than we may be in obtaining FDA and other marketing approvals for drugs and achieving widespread market acceptance. Our competitors’ drugs may be more effective, or more effectively marketed and sold, than any drug we may commercialize, and may render JUXTAPID or any other product candidate that we develop obsolete or non-competitive before we can recover the expenses of developing and commercializing the product. We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available. Finally, the development of new treatment methods for the diseases we are targeting could render JUXTAPID or any other product candidate that we develop non-competitive or obsolete.

We may face resistance from certain payers given the price we expect to charge for JUXTAPID. It will be difficult for us to profitably sell JUXTAPID or any other product for which we obtain marketing approval if reimbursement for the product is limited or delayed.

Given that HoFH is a rare disease with a small patient population, we will need to set and charge a price for JUXTAPID that is significantly higher than that of most pharmaceuticals in order to generate enough revenue to fund our operating costs. We may face resistance from certain payers in the U.S. and in other countries. Based on our discussions with key payers in the U.S., we do not expect genotyping will typically be required in the U.S. to determine a diagnosis of HoFH for reimbursement purposes, although it is possible that there may be some exceptions. Payers in the U.S. may, however, impose other requirements, conditions or limitations prior to agreeing to reimburse the cost of JUXTAPID. Outside the U.S., the ongoing sovereign debt crisis and the macroeconomic climate in the E.U. may adversely affect our ability to set and charge a sufficiently high price to generate adequate revenue in those markets. Those countries may impose onerous conditions on reimbursement, which may include genotyping. In addition, we may face pricing and reimbursement pressure in the U.S., E.U. and other territories as a result of prices charged for competitive products.

We are planning to make JUXTAPID available in certain countries that allow use of a drug before it has obtained marketing approval in such country. We plan to seek reimbursement for JUXTAPID in some of these countries to the extent permitted by applicable law and local regulatory authorities. We may also provide JUXTAPID free of charge under compassionate use or other forms of so-called early access programs in certain countries, at least initially. In certain countries where we seek reimbursement for the product during the pre-approval phase, we will be able to establish the price for JUXTAPID, while in other countries we will need to negotiate the price. Such negotiations may not result in a price acceptable to us, in which case we may elect to not pursue distribution of JUXTAPID in such country prior to approval or we may curtail distribution. Further, any negotiated price may adversely affect the market prices in other countries or jurisdictions where we may sell JUXTAPID, if such price is lower than the price that would have otherwise been set in such geographies.

Market acceptance and sales of JUXTAPID will depend on reimbursement policies and may be affected by healthcare reform measures. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and these third-party payers have attempted to control costs by limiting coverage and limiting the amount of reimbursement for particular medications. We cannot be sure that reimbursement will be available for JUXTAPID or any other product that we develop and, if reimbursement is available, the level of reimbursement. Reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. Obtaining reimbursement for JUXTAPID at all or at levels satisfactory to us may be particularly difficult because of the higher prices often associated with drugs directed at orphan populations, and the pricing of therapies, such as apheresis, or competitive products that may be deemed to be interchangeable or clinically equivalent to JUXTAPID by payers. In addition, third-party payers may impose strict requirements for reimbursement in order to limit use of a higher priced drug. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize JUXTAPID or any other product candidate that we develop. In addition, we expect to support patient assistance programs directed at assisting eligible patients with certain co-payments or co-insurance amounts and assisting eligible uninsured or underinsured patients. Our support of these programs could result in significant costs to us.

If reimbursement is not available or available only to limited levels, we may not be able to generate sufficient revenue to meet our operating costs in the timeframe that we expect, or at all.

Enacted and future legislation may increase the difficulty and cost for us to commercialize JUXTAPID or any other product candidate that we develop and affect the prices we may obtain.

In the U.S. and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that restrict or regulate post-approval activities, and may affect our ability to profitably sell JUXTAPID or any other product candidate for which we obtain marketing approval.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We are not sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of JUXTAPID may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may subject us to more stringent product labeling and post-marketing testing and other requirements.

In the U.S., the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “MMA”) changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by those covered by Medicare and introduced a new reimbursement methodology based on average sales prices for drugs. In addition, this legislation authorized Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products, and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payers.

More recently, in March 2010, President Obama signed into law the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (together, the “Health Care Reform Law”), a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. Effective October 1, 2010, the Health Care Reform

Law revised the definition of “average manufacturer price” for reporting purposes, which could increase the amount of Medicaid drug rebates to states. Further, beginning in 2011, the Health Care Reform Law imposed a significant annual fee on companies that manufacture or import branded prescription drug products. We do not know the full effects that the Health Care Reform Law will have on our commercialization efforts with respect to JUXTAPID. Although it is too early to determine the effect of the Health Care Reform Law, the law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

We face extensive regulatory requirements and JUXTAPID may still face future development and regulatory difficulties.

Even after marketing approval, a regulatory authority may still impose significant restrictions on a product’s indications, conditions for use, distribution or marketing or impose ongoing requirements for potentially costly post-marketing surveillance, post-approval studies or clinical trials. Because of the risk of liver toxicity, JUXTAPID is available only through the REMS program. We will certify all healthcare providers who prescribe JUXTAPID and the pharmacies that will dispense the medicine. The goals of the REMS program are:

•	to educate prescribers about the risk of hepatotoxicity associated with the use of JUXTAPID and the need to monitor patients during treatment with JUXTAPID as per product labeling; and

•	to restrict access to therapy with JUXTAPID to patients with a clinical or laboratory diagnosis consistent with HoFH.

As part of our post-marketing commitment to the FDA with respect to JUXTAPID, we will conduct an observational cohort study to generate more data on the long-term safety profile of JUXTAPID, the patterns of use and compliance and the long-term effectiveness of controlling LDL-C levels. The patient registry study will have a target enrollment of 300 HoFH patients worldwide. In the study, investigators will follow each patient for a period of 10 years to track malignancies, teratogenicity or hepatic effects. JUXTAPID will also be subject to ongoing FDA requirements governing the labeling, packaging, storage, advertising, distribution, promotion, recordkeeping and submission of safety and other post-marketing information, including adverse events, and any changes to the approved product, product labeling, or manufacturing process. The FDA has significant post-marketing authority, including, for example, the authority to require labeling changes based on new safety information, and to require post-marketing studies or clinical trials to evaluate serious safety risks related to the use of a drug. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP, and other regulations.

If we, or our drug substance or drug product or the manufacturing facilities for our drug substance or drug product, fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw or alter the conditions of our marketing approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to applications submitted by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements;

•	seize or detain products, refuse to permit the import or export of products or request that we initiate a product recall; or

•	refuse to allow us to enter into supply contracts, including government contracts.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. If we are found to have promoted off-label uses, we may become subject to significant liability.

The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling or other prescribing information. If we are found to have promoted such off-label uses, we may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

If we are unable to execute effectively our sales and marketing activities, we may be unable to generate product revenue.

We have not yet demonstrated an ability to commercialize any product candidate. In order to be ready to market JUXTAPID, we have had to build our sales, marketing, managerial and other non-technical capabilities and make arrangements with third parties to perform certain of these services. We plan to continue building a commercial infrastructure to launch JUXTAPID in the U.S. and the E.U., if JUXTAPID is ultimately approved in the E.U., with a relatively small specialty sales force. The establishment and development of our commercial infrastructure will continue to be expensive and time consuming, and we may not be able to successfully fully develop this capability in a timely manner or at all. We anticipate developing a commercial infrastructure across multiple jurisdictions, if JUXTAPID is approved in such jurisdictions. Doing so will require a high degree or coordination and compliance with laws and regulations in such jurisdictions. If we are unable to effectively coordinate such activities or comply with such laws and regulations, our ability to commercialize JUXTAPID in such jurisdictions will be adversely affected. Even if we are able to effectively hire a sales force and develop a marketing and sales infrastructure, our sales force may not be successful in commercializing JUXTAPID or any other product candidate that we develop. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.

We are evaluating markets outside the U.S. and major market countries in the E.U. to determine in which geographies we might choose to commercialize JUXTAPID ourselves, if approved, and in which geographies we might choose to collaborate with third parties. To the extent we rely on third parties to commercialize JUXTAPID, if marketing approval is obtained in the relevant country, we may receive less revenue than if we commercialized the product ourselves. In addition, we would have less control over the sales efforts of any third parties involved in our commercialization efforts. In the event we are unable to collaborate with a third-party marketing and sales organization to commercialize JUXTAPID, for certain geographies, our ability to generate product revenue may be limited internationally.

Our relationships with customers and payers will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and others will play a primary role in the recommendation and prescription of JUXTAPID and any other products for which we obtain marketing approval. Our future arrangements with third-party payers and customers will expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute the products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include the following:

•	the federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid;

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the federal False Claims Act imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

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the federal transparency requirements under the Health Care Reform Law requires manufacturers of drugs, devices, biologics, and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests; and

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analogous state laws and regulations, such as state anti-kickback and false claims laws and transparency laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by state governments and non-governmental third-party payers, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures and drug pricing.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations could be costly. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations, including activities conducted by our sales team, are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

We are transitioning our business to focus on the commercialization of JUXTAPID, and we may require third-party relationships to enable this transition, which may have an adverse effect on our business.

We will need to continue to transition from a company with a development focus to a company capable of supporting commercial activities. We may not be successful in such a transition. We have not yet demonstrated an ability to commercialize a product candidate. As a result, we may not be as successful as companies that have previously obtained marketing approval for drug candidates and commercially launched drugs. To maximize the commercial potential of JUXTAPID, we plan to utilize distributors and other third parties to help distribute and, in some cases, to commercialize the product, if approved, in certain geographic locations outside of the U.S. and the major market countries in the E.U. In those geographic locations in which we are using third parties to commercialize our product, we will be reliant on such strategic partners to generate revenue on our behalf.

If we enter into arrangements with third parties to perform sales, marketing or distribution services, our product revenues or the profitability of these product revenues to us are likely to be lower than if we were to market and sell any products that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our products or in doing so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our products.

If we pursue development of JUXTAPID for broader patient populations, we likely will be subject to stricter regulatory requirements, product development will be more costly and commercial pricing for any approved indication would likely be lower.

Clinical development of JUXTAPID in broader HeFH patient populations would involve clinical trials with larger numbers of patients, with such patients possibly taking the drug for longer periods of time. This would be costly and could take many years to complete. In addition, we believe that the FDA and, in some cases, the EMA would require a clinical outcomes study, for example, demonstrating a reduction in cardiovascular events in broader patient populations, either prior to or after the submission of an application for marketing approval for these broader indications. Clinical outcomes studies are particularly expensive and time consuming to conduct because of the larger number of patients required to establish that the drug being tested has the desired effect. It may also be more difficult for us to demonstrate the desired outcome in these studies than to achieve validated surrogate endpoints, such as the primary efficacy endpoint of our pivotal Phase 3 clinical trial of JUXTAPID for the treatment of patients with HoFH of percent change in LDL-C levels from baseline. In addition, in considering approval of JUXTAPID for broader patient populations with less severely elevated lipid levels, the FDA and other regulatory authorities may place greater emphasis on the side effect and risk profile of the drug in comparison to the drug’s efficacy and potential clinical benefit than in smaller, more severely afflicted patient populations. These factors may make it more difficult for us to achieve marketing approvals of JUXTAPID for these broader patient populations.

If we are able to successfully develop and obtain marketing approval of JUXTAPID in these broader patient populations, we may not be able to obtain the same pricing level that we secure for use of JUXTAPID for orphan indications. The pricing of some drugs intended for orphan populations is often related to the size of the patient population, with smaller patient populations often justifying higher prices. If the pricing for JUXTAPID is lower in broader patient populations, we may not be able to maintain higher pricing in the population of more severely afflicted patients. This would lead to a decrease in revenue from sales to more severely afflicted patients, and could make it more difficult for us to achieve or maintain profitability.

In addition, if one of our product candidates receives marketing approval for a broader indication than its orphan designation, we may not be able to maintain orphan drug exclusivity or such orphan drug exclusivity may be circumvented by a third-party competitor.

Failures or delays in the commencement or completion of clinical testing could result in increased costs to us and delay, prevent or limit our ability to generate revenue.

The commencement and completion of clinical trials may be delayed or prevented for a number of reasons, including:

•	difficulties obtaining regulatory clearance to commence a clinical trial or complying with conditions imposed by a regulatory authority regarding the scope or term of a clinical trial;

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delays in reaching or failing to reach agreement on acceptable terms with prospective contract research organizations (“CROs”), and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	insufficient or inadequate supply or quality of a product candidate or other materials necessary to conduct our clinical trials, or other manufacturing issues;

•	difficulties obtaining institutional review board (“IRB”) approval to conduct a clinical trial at a prospective site;

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challenges recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including the size and nature of a patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the nature of trial protocol, the availability of approved effective treatments for the relevant disease and the competition from other clinical trial programs for similar indications;

•	severe or unexpected drug-related side effects experienced by patients in a clinical trial; and

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difficulties retaining patients who have enrolled in a clinical trial but may be prone to withdraw due to the rigors of the trials, lack of efficacy, side effects or personal issues, or who are lost to further follow-up.

Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results or the results of other clinical, preclinical or nonclinical studies. In addition, a clinical trial may be suspended or terminated by us, the FDA, the IRBs at the sites where the IRBs are overseeing a trial, or a data safety monitoring board overseeing the clinical trial at issue, or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•	inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities;

•	unforeseen safety issues or lack of effectiveness; and

•	lack of adequate funding to continue the clinical trial.

Positive results in preclinical studies and earlier clinical trials of our product candidates may not be replicated in later clinical trials, which could result in development delays or a failure to obtain marketing approval.

Positive results in preclinical or clinical studies of JUXTAPID or any other product candidate that we develop may not be predictive of similar results in humans during further clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, there is, for example, a possibility that our planned nonclinical study in rodent models or clinical studies of JUXTAPID in pediatric and adolescent HoFH patients or our clinical program to seek approval of JUXTAPID in Japan in adult patients with HoFH may generate results that are not consistent with the results of our Phase 3 clinical study. Our preclinical studies or clinical trials for any product candidate may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain FDA or other regulatory approval for their products.

Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, as a result of which we may need to amend clinical trial protocols. Amendments may require us to resubmit our clinical trial protocols to IRBs for review and approval, which may impact the cost, timing or successful completion of a clinical trial. If we experience delays in completion of, or if we terminate, any of our clinical trials of JUXTAPID populations, the commercial prospects for JUXTAPID may be harmed.

If we fail to obtain or maintain orphan drug exclusivity for JUXTAPID, we will have to rely on our data and marketing exclusivity, if any, and on our intellectual property rights, which may reduce the length of time that we can prevent competitors from selling generic versions of JUXTAPID.

We have obtained orphan drug designation for JUXTAPID in the U.S. for the treatment of HoFH. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined, in part, as a patient population of fewer than 200,000 in the U.S.

In the U.S., the company that first obtains FDA approval for a designated orphan drug for the specified rare disease or condition receives orphan drug marketing exclusivity for that drug for a period of seven years. This orphan drug exclusivity prevents the FDA from approving another application, including a full NDA, to market the same drug for the same orphan indication, except in very limited circumstances. For purposes of small molecule drugs, the FDA defines “same drug” as a drug that contains the same active molecule and is intended for the same use as the drug in question. A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the U.S. may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

The EMA grants orphan drug designation to promote the development of products that may offer therapeutic benefits for life-threatening or chronically debilitating conditions affecting not more than five in 10,000 people in the E.U. Orphan drug designation from the EMA provides ten years of marketing exclusivity following drug approval, subject to reduction to six years if the designation criteria are no longer met. In October 2010, we withdrew our application to the EMA for orphan drug designation for JUXTAPID for the treatment of HoFH based on guidance we received from the EMA that JUXTAPID is not eligible for orphan drug designation for this indication since the EMA views the relevant condition, for orphan drug purposes, to include HoFH and HeFH. Our failure to obtain orphan drug designation for JUXTAPID for the treatment of HoFH in the E.U. means that, if approved, we will not have the benefit of the orphan drug market exclusivity for this indication in the E.U., and, as a result, will need to rely on our intellectual property rights and other exclusivity provisions. Our European patents directed towards the composition of matter of JUXTAPID are scheduled to expire in 2016, and may additionally qualify for a supplemental certificate that would provide extended patent protection for up to five years after patent expiration upon marketing approval in the E.U. In addition, JUXTAPID qualifies as a new chemical entity in the E.U. In the E.U., new chemical entities qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity, if granted, prevents regulatory authorities in the E.U. from assessing a generic application for eight years, after which generic marketing authorization can be submitted but not marketed for two years. If we do not obtain extended patent protection and data exclusivity for our product candidates, our business may be materially harmed.

Even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care.

Recent federal legislation and actions by state and local governments may permit re-importation of drugs from foreign countries into the U.S., including foreign countries where the drugs are sold at lower prices than in the U.S., which could materially adversely affect our operating results and our overall financial condition.

We may face competition in the U.S. for JUXTAPID or any other product candidate, if approved, from lower priced products from foreign countries that have placed price controls on pharmaceutical products. This risk may be particularly applicable to drugs such as JUXTAPID that are formulated for oral delivery and expected to command a premium price. The MMA contains provisions that may change importation laws and expand pharmacists’ and wholesalers’ ability to import lower priced versions of an approved drug and competing products from Canada, where there are government price controls. These changes to U.S. importation laws will not take effect unless and until the Secretary of Health and Human Services certifies that the changes will pose no additional risk to the public’s health and safety, and may result in a significant reduction in the cost of products to consumers. The Secretary of Health and Human Services has not yet announced any plans to make this required certification.

A number of federal legislative proposals have been made to implement the changes to the U.S. importation laws without any certification, and to broaden permissible imports in other ways. Even if the changes do not take effect, and other changes are not enacted, imports from Canada and elsewhere may continue to increase due to market and political forces, and the limited enforcement resources of the FDA, Customs and Border Protection and other government agencies. For example, Pub. L. No. 112-74, which was signed into law in December 2011 and provides appropriations for the Department of Homeland Security for the 2012 fiscal year, expressly prohibits Customs and Border Protection from using funds to prevent individuals from importing from Canada less than a 90-day supply of a prescription drug for personal use, when the drug otherwise complies with the Federal Food, Drug, and Cosmetic Act (“FDCA”). Further, several states and local governments have implemented importation schemes for their citizens and, in the absence of federal action to curtail such activities, we expect other states and local governments to launch importation efforts.

The importation of foreign products that compete with JUXTAPID or any other product candidate for which we obtain marketing approval could negatively impact our revenue and profitability, possibly materially.

We face potential product liability exposure, and, if claims are brought against us, we may incur substantial liability.

The use of JUXTAPID or any other product candidate in clinical trials and the sale of JUXTAPID or any other product candidate for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, healthcare providers or others selling or otherwise coming into contact with our product and product candidates. If we cannot successfully defend ourselves against product liability claims, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for JUXTAPID or any other product candidate for which we obtain marketing approval;

•	impairment of our business reputation and exposure to adverse publicity;

•	increased warnings on product labels;

•	withdrawal of clinical trial participants;

•	costs as a result of related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

•	loss of revenue; and

•	the inability to successfully commercialize JUXTAPID or any other product candidate for which we obtain marketing approval.

We have obtained product liability insurance coverage for our clinical trials with a $10.0 million annual aggregate coverage limit. However, our insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain this product liability insurance on commercially reasonable terms. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. The cost of any product liability litigation or other proceedings, even if resolved in our favor, could be substantial. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

A variety of risks associated with our planned international business relationships could materially adversely affect our business.

We plan to seek approval to market JUXTAPID ourselves in certain countries outside the U.S., and to enter into agreements with third parties for the commercialization of JUXTAPID in other international markets. If we do so, we would be subject to additional risks related to entering into international business relationships, including:

•	differing regulatory requirements for drug approvals in foreign countries;

•	potentially reduced protection for intellectual property rights;

•

the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices, opts to import goods from a foreign market, with low or lower prices, rather than buying them locally;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees traveling abroad;

•	foreign taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

•

dependence upon third parties to perform distribution, quality control testing, collections and other aspects of the distribution, supply chain and commercialization of our products that are required to be performed in order to conduct such activities in international markets; and

•	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

These and other risks of international business relationships may materially adversely affect our ability to attain or sustain profitable operations.

Risks Related to Our Intellectual Property

If our patent position does not adequately protect our product and product candidates, others could compete against us more directly, which would harm our business, possibly materially.

Our JUXTAPID patent portfolio consists of five issued U.S. patents and issued patents in parts of Europe, Canada, Israel, Australia, New Zealand and Japan and pending applications in the U.S., Europe, Australia, Japan, Canada, India and South Korea, all of which have been licensed to us in a specific field. The issued U.S. patents are scheduled to expire between 2013 and 2027. The U.S. patent covering the composition of matter of JUXTAPID is scheduled to expire in 2015. The non-U.S. patents directed to the composition of matter of JUXTAPID are scheduled to expire in 2016. Our commercial success will depend significantly on our ability to obtain additional patents and protect our existing patent position as well as our ability to maintain adequate protection of other intellectual property for our technologies, product candidates and any future products in the U.S. and other countries. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. Our ability to use the patents and patent applications licensed to us to protect our business will also depend on our ability to comply with the terms of the applicable licenses and other agreements. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S., and we may encounter significant problems in protecting our proprietary rights in these countries.

The patent positions of biotechnology and pharmaceutical companies, including our patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we will be able to successfully commercialize our product before some or all of our relevant patents expire;

•	we or our licensors were the first to make the inventions covered by each of our pending patent applications;

•	we or our licensors were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our pending patent applications or those we have licensed will result in issued patents;

•	any of our patents or those we have licensed will be valid or enforceable;

•

any patents issued to us or our licensors and collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

•	we will develop additional proprietary technologies or product candidates that are patentable; or

•	the patents of others will not have an adverse effect on our business.

If we do not obtain protection under the Hatch-Waxman Amendments and similar foreign legislation by extending the patent terms and obtaining data exclusivity for our product or product candidates, our business may be materially harmed.

The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. Our U.S. composition of matter patent for JUXTAPID is scheduled to expire in 2015, and we plan to seek patent term extension for this patent. We also plan to apply for restorations or extensions of the term of certain patents outside the U.S. in those countries where such a mechanism is available. However, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially.

In addition, we believe that JUXTAPID is a new chemical entity in the U.S. and will be eligible for data exclusivity under the Hatch-Waxman Amendments. A drug can be classified as a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety. Under sections 505(c)(3)(E)(ii) and 505(j)(5)(F)(ii) of the FDCA, as amended, a new chemical entity that is granted marketing approval may, even in the absence of patent protections, be eligible for five years of data exclusivity in the U.S. following marketing approval, which period is reduced to four years if certain patents covering the new chemical entity or its method of use are challenged by a generic applicant. This data exclusivity, if granted, would preclude submission during the exclusivity period of 505(b)(2) applications or abbreviated new drug applications submitted by another company that references the new chemical entity application. In the E.U., new chemical entities qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity, if granted, prevents regulatory authorities in the E.U. from assessing a generic application for eight years, after which generic marketing authorization can be submitted but not marketed for two years. If we are not able to gain or exploit the period of data exclusivity, we may face significant competitive threats to our commercialization of these compounds from other manufacturers, including the manufacturers of generic alternatives. Further, even if our compounds are considered to be new chemical entities and we are able to gain the prescribed period of data exclusivity, another company nevertheless could also market another version of the drug if such company can complete a full NDA with a complete human clinical trial process and obtain marketing approval of its product.

If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology, product and any product candidates could be significantly diminished.

We may rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, currently is considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product and any product candidates.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. There could be issued patents of which we are not aware that our products or product candidates infringe. There also could be patents that we believe we do not infringe, but that we may ultimately be found to infringe. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes.

The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that our products or product candidates or the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization. Likewise, third parties may challenge or infringe upon our existing or future patents.

Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

•	the patentability of our inventions relating to our product or any product candidates; and

•	the enforceability, validity or scope of protection offered by our patents relating to our product or any product candidates.

Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	encounter significant delays in bringing our product candidates to market; and

•	be precluded from manufacturing or selling our product candidates.

In such event, our business could be adversely affected, possibly materially.

If we fail to comply with our obligations in our license agreements for our product candidates, we could lose license rights that are important to our business.

Our existing license agreements impose, and we expect any future license agreements that we enter into will impose, various diligence, milestone payment, royalty, insurance and other obligations on us. In addition, our license agreement with the University of Pennsylvania (“UPenn”) limits the field of use for JUXTAPID as a monotherapy or in combination with other dyslipidemic therapies for treatment of patients with HoFH, or for the treatment of patients with severe hypercholesterolemia unable to come within 15% of the National Cholesterol Education Program (“NCEP”) LDL-C goal on maximal tolerated oral therapy, as determined by the patient’s prescribing physician, or with severe combined hyperlipidemia unable to come within 15% of the NCEP non-HDL-C goal on maximal tolerated oral therapy, as determined by the patient’s prescribing physician, or with severe hypertriglyceridemia unable to reduce TG levels to less than 1,000 mg/dL on maximal tolerated therapy. If we fail to comply with the obligations and restrictions under our license agreements, including the limited field of use under our license agreement with UPenn, the applicable licensor may have the right to terminate the license, in which case we might not be able to market any product that is covered by the licensed patents. Any breach or termination of our license agreement with UPenn would have a particularly significant adverse effect on our business because of our reliance on the commercial success of JUXTAPID. Although we intend to comply with the restrictions on field of use in our license agreement with UPenn by seeking product labels for JUXTAPID that are consistent with the license field, we may still be subject to the risk of breaching the license agreement if we are deemed to be promoting or marketing JUXTAPID for an indication not covered by any product label that we are able to obtain. In addition, because this restriction on the field of use limits the indications for which we can develop JUXTAPID, the commercial potential of JUXTAPID may not be as great as without this restriction.

Risks Related to Our Dependence on Third Parties

If we are unable to establish and maintain effective sales, marketing and distribution capabilities, or to enter into agreements with third parties to do so, we will be unable to successfully commercialize JUXTAPID.

We plan to market and sell JUXTAPID for HoFH directly in the U.S., in key countries of Europe and in several other countries using our own marketing and sales resources. We plan to use third parties to provide warehousing, shipping and other distribution services on our behalf in those countries. We may selectively seek to establish distribution and similar forms of arrangements to reach patients with HoFH in geographies that we do not believe we can cost-effectively address with our own sales and marketing capabilities. If we are unable to establish our capabilities to sell, market and distribute JUXTAPID, either through our own capabilities or by entering into arrangements with others, or if we are unable to enter into distribution agreements in those countries we do not believe we can cost-effectively address with our own sales and marketing capabilities, we may not be able to successfully sell JUXTAPID. We cannot guarantee that we will be able to establish and maintain our own capabilities or to enter into and maintain any distribution agreements with third-parties on acceptable terms, if at all. Additionally, we currently have a contract with a single specialty pharmacy distributor in the U.S. Any performance failure on the part of our existing distributor could impair our marketing and sales of JUXTAPID. Furthermore, our expenses associated with building up and maintaining the sales force and distribution capabilities around the world may be disproportionate compared to the revenues we may be able to generate on sales of JUXTAPID. We cannot guarantee that we will be successful in commercializing JUXTAPID.

We rely on third parties to conduct our clinical trials and to perform related services, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such clinical trials. We may become involved in commercial disputes with these parties.

We do not have the ability to independently conduct clinical trials, and we rely on third parties such as CROs, medical institutions, academic institutions, and clinical investigators to perform this function. Our reliance on these third parties for clinical development activities reduces our control over these activities. However, if we sponsor clinical trials, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial, even if we use CROs. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they provide is compromised due to the failure to adhere to regulatory requirements or our clinical trial protocols, or for other reasons, our development programs may be extended, delayed or terminated, additional marketing approvals for JUXTAPID or any other product candidate may be delayed or denied in the targeted medication, and we may be delayed or precluded in our efforts to successfully commercialize JUXTAPID or any other product candidate for targeted indications.

In addition, we may from time to time become involved in commercial disputes with these third parties, for example regarding the quality of the services provided by these third parties or our ultimate liability to pay for services they purported to provide on our behalf, or the value of such services. Due to our reliance on third-party service providers, we may experience commercial disputes such as this in the future. In some cases, we may be required to pay for work that was not performed to our specifications or not utilized by us, and these obligations may be material.

We do not have drug research or discovery capabilities, and will need to acquire or license existing drug compounds from third parties to expand our product candidate pipeline.

JUXTAPID has been licensed to us by UPenn. We currently have no drug research or discovery capabilities. Accordingly, if we are to expand our product candidate pipeline, we will need to acquire or license existing compounds from third parties. In addition, our right to use JUXTAPID is limited to specified patient populations, such as patients with HoFH, severe hypercholesterolemia or severe hypertriglyceridemia. Accordingly, if we wished to expand the development of JUXTAPID to address other indications, we would need to expand our license agreement with UPenn and potentially acquire rights from Bristol-Myers Squibb Company. We will face significant competition in seeking to acquire or license promising drug compounds. Many of our competitors for such promising compounds may have significantly greater financial resources and more extensive experience in preclinical testing and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products, and thus, may be a more attractive option to a potential licensor than us. If we are unable to acquire or license additional promising drug compounds, we will not be able to expand our product candidate pipeline.

Risks Related to Employee Matters and Managing Growth

Our future success depends on our ability to hire and retain our key executives and to attract, retain, and motivate qualified personnel.

We are highly dependent on Marc Beer, our Chief Executive Officer, and the other principal members of our executive, commercial, medical, and development teams. We have entered into employment agreements with certain members of our executive and development teams, but any employee may terminate his or her employment with us at any time. We do not maintain “key man” life insurance for any of our employees. The loss of the services of any of these persons might impede the achievement of our development and commercialization objectives.

We expect to continue hiring qualified personnel. Recruiting and retaining qualified personnel will be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. Failure to achieve key development and regulatory approval milestones may make it more challenging to recruit and retain qualified development personnel.

In addition, as a result of becoming a public company, we need to continue to establish and maintain effective disclosure and financial controls and make changes in our corporate governance practices. Failure to maintain adequate controls could impact the quality and integrity of our financial statements and cause us reputational harm.

In addition, we rely on consultants and advisors, including scientific, manufacturing, clinical, regulatory, pharmacovigilance and sales and marketing advisors, to assist us in formulating our development, manufacturing and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We will need to grow our organization, and we may encounter difficulties in managing this growth, which could disrupt our operations.

We currently have approximately 100 employees, and we expect to experience significant growth in the number of our employees and the scope of our operations. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities, and devote a substantial amount of time to managing these growth activities. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of our operations may lead to significant costs, and may divert financial resources from other projects. If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize JUXTAPID, and compete effectively will depend, in part, on our ability to effectively manage any future growth.

Risks Related to Our Financial Position and Capital Requirements

We have incurred significant operating losses since our inception, and anticipate that we will incur continued losses for the near future.

We have a limited operating history. To date, we have primarily focused on developing our lead compound, JUXTAPID. We have funded our operations to date primarily through proceeds from the private placement of convertible preferred stock, convertible debt, venture debt, bank debt, the proceeds from our initial public offering and the proceeds from our June 2011 and June 2012 public offerings. We have incurred losses in each year since our inception in February 2005. As of September 30, 2012, we had an accumulated deficit of approximately $170.9 million. Substantially all of our operating losses resulted from costs incurred in connection with our development programs and from general and administrative costs associated with our operations. The losses we have incurred to date, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. We expect our expenses to increase in the near-term as a result of spending on commercial launch of JUXTAPID in the U.S., and a possible distribution in other countries as part of named patient sales or on a commercial basis, if approved; completion of our manufacturing validation campaigns; hiring of additional key personnel in the U.S., Europe and other countries; plans to conduct a clinical development program to support an application for marketing approval of JUXTAPID in Japan in adult patients with HoFH; the initiation of a juvenile animal toxicology study, and clinical study of JUXTAPID in the treatment of pediatric and adolescent patients with HoFH; and other possible clinical development activities. We expect to incur significant sales, marketing, and outsourced manufacturing expenses, as well as continued research and development expenses. In addition, we have incurred, and expect to continue to incur, additional costs associated with operating as a public company. As a result, we expect to continue to incur significant operating losses at least in 2013 and 2014 and potentially in subsequent years. Because of the numerous risks and uncertainties associated with developing and commercializing pharmaceutical products, we are unable to predict with certainty the extent of any future losses or when we will become profitable, if at all.

We have not generated any revenue from JUXTAPID or any other product candidate and may never be profitable.

Our ability to become profitable depends upon our ability to generate revenue. To date, we have not generated any revenue from any product, including JUXTAPID. Our ability to generate revenue depends on a number of factors, including our ability to:

•	successfully launch JUXTAPID in the U.S.;

•	successfully launch JUXTAPID in the E.U., and other international markets, if approved;

•	obtain market acceptance by patients, physicians and payers for JUXTAPID as a treatment for HoFH;

•	obtain reimbursement and pricing for JUXTAPID sufficient to allow us to sell JUXTAPID on a competitive and profitable basis; and

•	contract for the manufacture of commercial quantities of JUXTAPID at acceptable cost levels.

JUXTAPID may not gain market acceptance or achieve commercial success. In addition, we anticipate incurring significant costs associated with commercializing JUXTAPID. We may not achieve profitability soon after generating product revenue, if ever. If we are unable to generate product revenue, we will not become profitable, and may be unable to continue operations without continued funding.

We may need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.

We may need to raise additional capital to fund our operations, and commercialize and further develop JUXTAPID. Our future capital requirements may be substantial and will depend on many factors including:

•	the level of physician, patient and payer acceptance of JUXTAPID, and the success of our commercialization efforts;

•

the decisions of the EMA with respect to our applications for marketing approval of JUXTAPID for the treatment of adult patients with HoFH in the E.U.; the costs of activities related to the regulatory approval process; and the timing of approvals, if received;

•	the decisions of various countries outside the U.S. with respect to approval of JUXTAPID, and reimbursement and pricing decisions in such countries, if approved;

•	the timing and cost of the planned juvenile animal toxicology study, and an anticipated clinical trial to evaluate JUXTAPID for treatment of pediatric and adolescent patients with HoFH;

•

the cost of establishing and maintaining the sales and marketing capabilities necessary for commercial launch of JUXTAPID in HoFH in the U.S. and in the E.U. and certain other key international markets, if approved;

•	the timing and cost of our planned clinical development program of JUXTAPID in HoFH in Japan;

•	the cost of filing, prosecuting and enforcing patent claims;

•	the costs of our manufacturing-related activities;

•	the costs associated with commercializing JUXTAPID;

•	the levels, timing and collection of revenue received from sales of approved products in the future;

•	the timing and cost of other clinical development activities; and

•	the timing and costs of future business development opportunities.

In November 2011, we filed a shelf registration statement on Form S-3 with the SEC, which became effective in December 2011. This shelf registration statement permits us to offer, from time to time, any combination of common stock, preferred stock, debt securities and warrants of up to an aggregate of $125,000,000. In June 2012, we completed an underwritten public offering of 3,400,000 shares of common stock at a price to the public of $14.75 per share pursuant to our Form S-3 registration statement. The net proceeds to us from this offering were approximately $47.0 million, after deducting underwriting discounts and commissions and other estimated offering expenses. In July 2012, the underwriters exercised their overallotment option to purchase an additional 393,085 shares of common stock. The net proceeds to us from the issuance and sale of the over-allotment shares were approximately $5.6 million, after deducting underwriting discounts and commissions and other estimated offering expenses. In March 2012, we entered into a Loan and Security Agreement with Silicon Valley Bank, pursuant to which Silicon Valley Bank made a term loan to us in the principal amount of $10.0 million. The Loan and Security Agreement provides for interest-only payments through February 28, 2013, with per annum interest of 6.75% and a final payment of $200,000. We also paid Silicon Valley Bank a commitment fee of $20,000. We used the proceeds of the term loan to fully repay our existing loan from Hercules Technology II, L.P. and Hercules Technology III, L.P. The Loan and Security Agreement provides that we will repay the principal balance of the term loan in 36 monthly installments starting on March 1, 2013 and continuing through February 1, 2016. The remaining term loan principal balance and all accrued but unpaid interest will be due and payable on February 1, 2016. We may prepay all or any part of the outstanding term loan subject to a prepayment premium (defined in the Loan and Security Agreement) at our option. In connection with the Loan and Security Agreement, we granted Silicon Valley Bank a security interest in all of our personal property now owned or hereafter acquired, excluding intellectual property (and a negative pledge on intellectual property). The Loan and Security Agreement also provides for standard indemnification of Silicon Valley Bank and contains representations, warranties and certain covenants (including the agreement by us to maintain a specified level of liquidity). In July 2012, we entered into an arrangement with Silicon Valley Bank under the Loan and Security Agreement, pursuant to which we received a line of credit of up to $750,000 to finance, subject to the terms of the Loan and Security Agreement, the purchase of certain types of equipment acquired by us during the two years ended December 31, 2012. As of September 30, 2012, we have financed approximately $527,000 under this arrangement.

We may pursue opportunities to obtain additional external financing in the future through debt and equity financing, lease arrangements related to facilities and capital equipment, collaborative research and development agreements, and license agreements.

Based on our current operating plan, we anticipate that our existing cash and cash equivalents will be sufficient to enable us to maintain our currently planned operations, including our continued product candidate development, at least through the end of 2013. However, changing circumstances may cause us to consume capital significantly faster than we currently anticipate.

Additional financing may not be available when we need it or may not be available on terms that are favorable to us.

In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. If adequate funds are not available to us on a timely basis, or at all, we may be required to:

•	terminate or delay clinical trials or other development activities for JUXTAPID for one or more indications for which we are developing JUXTAPID; or

•	alter or scale back our continued establishment of sales and marketing capabilities or other activities that may be necessary to commercialize JUXTAPID.

If we are unable to obtain additional financing, we may be required to reduce the scope of our planned development, sales and marketing efforts, which could harm our business, financial condition and operating results. The source, timing and availability of any future financing will depend principally upon equity and debt market conditions, interest rates and, more specifically, on our continued progress in our regulatory, development and commercial activities, and the extent of our commercial success. There can be no assurance that external funds will be available on favorable terms, if at all.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration, strategic alliance and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

Our limited operating history makes it difficult to evaluate our business and prospects.

We were incorporated in February 2005. Our operations to date have been limited to organizing and staffing our company and conducting product development activities and commercial-build activities, primarily for JUXTAPID. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a longer operating history and experience in generating revenue. In addition, as a relatively young business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors.

Risks Related to the Securities Markets and Investment in our Common Stock

The market price of our common stock has been, and may continue to be, highly volatile.

Our stock price is volatile, and from October 22, 2010, the first day of trading of our common stock, to December 31, 2012, the trading prices of our stock have ranged from $9.00 to $26.73 per share. This is in part because there has been a public market for our common stock only since our initial public offering in October 2010, and our stock could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including the following:

•	the response of the EMA to our MAA for approval of JUXTAPID in the treatment of HoFH;

•	issuance by us of new securities;

•	failure of JUXTAPID to achieve short-term or long-term commercial success in the U.S. and, if approved, in the E.U.;

•	the initiation and results of our planned further clinical trials of JUXTAPID;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	low trading volume;

•	international financial market conditions, including the on-going sovereign debt crisis in the E.U.;

•	variations in our quarterly operating results;

•	changes in our financial guidance or securities analysts’ estimates of our financial performance;

•	announcements of new products, services or technologies, commercial relationships, acquisitions or other events by us or our competitors;

•	changes in accounting principles;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

•	additions or departures of key personnel;

•	success or failure of products within our therapeutic area of focus;

•	discussion of us or our stock price by the financial press and in online investor communities;

•	our relationships with and the conduct of third parties on which we depend; and

•	other risks and uncertainties described in these risk factors.

In addition, the stock market in general, and the market for small pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business and financial condition.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and by-laws may delay or prevent an acquisition of us or a change in our management. These provisions include a classified board of directors, a prohibition on actions by written consent of our stockholders and the ability of our board of directors to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Although we believe these provisions collectively provide for an opportunity to obtain greater value for stockholders by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer rejected by our board of directors was considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

We do not intend to pay dividends on our common stock and, consequently, a stockholder’s ability to achieve a return on investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividend on our common stock and do not currently intend to do so for the foreseeable future. We currently anticipate that we will retain any future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Therefore, the success of an investment in shares of our common stock will depend upon any future appreciation in the value of such shares. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Future sales of our common stock may cause our stock price to decline.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could significantly reduce the market price of our common stock and impair our ability to raise adequate capital through the sale of additional equity securities.

If our existing stockholders sell, or if the market believes our existing stockholders will sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly.

As of September 30, 2012, there were:

•	4,332,769 shares subject to outstanding options under our 2006 Stock Option and Award Plan and 2010 Stock Option and Incentive Plan (the “2010 Plan”);

•	56,905 shares of restricted common stock subject to vesting; and

•	an aggregate of 710,862 shares reserved for future issuance under the 2010 Plan.

Under the 2010 Plan, the shares reserved for issuance under the plan are automatically increased on an annual basis in accordance with a pre-determined formula. As a result, on January 1, 2012 and January 1, 2013, an additional 848,012 and 1,019,590 shares, respectively, were added to the aggregate number of shares reserved for future issuance under the 2010 Plan under the annual automatic share increase provision of the plan.

In addition, we have reserved 1,000,000 shares of common stock to be used exclusively for the grant of stock options to individuals who were not previously an employee or a non-employee director (or following a bona fide period of non-employment with us), as an inducement material to the individual’s entry into employment, other than as an executive officer, with us within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules.

If additional shares are sold, or if it is perceived that they will be sold, in the public market, the price of our common stock could decline substantially.

Some of our existing stockholders have demand and piggyback rights to require us to register their shares of our common stock with the SEC. If we register these shares of common stock, the stockholders would be able to sell those shares freely in the public market.

We have registered approximately 6,000,000 shares of the common stock described above that are subject to outstanding stock options and reserved for issuance under our equity plans. These shares can be freely sold in the public market upon issuance, subject to vesting restrictions. We also plan to register the 1,000,000 shares in the inducement award program and the shares added to the plan on January 1, 2013 under the annual automatic share increase provision of the 2010 Plan.